Exhibit 10.11

PARTICIPATION AGREEMENT

UNDER THE

POLONIA BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

THIS PARTICIPATION AGREEMENT (the “Participation Agreement”) is entered into as of July 18, 2006, by and between POLONIA BANK (the “Employer”), and PAUL D. RUTKOWSKI, an executive of the Employer (the “Participant”).

RECITALS:

WHEREAS, the Employer has adopted the Polonia Bank Supplemental Executive Retirement Plan (the “Plan”) effective as of July 1, 2006, and the Administrator has determined that the Participant shall be eligible to participate in the Plan on the terms and conditions set forth in this Participation Agreement and the Plan.

NOW, THEREFORE, in consideration of the foregoing and the agreements and covenants set forth herein, the parties agree as follows:

1. Definitions. Except as otherwise provided, or unless the context otherwise requires, the terms used in this Participation Agreement shall have the same meanings as set forth in the Plan.

2. Plan. Plan means the Polonia Bank Supplemental Executive Retirement Plan, as the same may be altered or supplemented in any validly executed amendment or Participation Agreement.

3. Incorporation of Plan. The Plan, a copy of which is attached hereto as Exhibit A, is hereby incorporated into this Participation Agreement as if fully set forth herein, and the parties hereby agree to be bound by all of the terms and provisions contained in the Plan. The Participant hereby acknowledges receipt of a copy of the Plan and, subject to the foregoing, confirms his understanding and acceptance of all of the terms and conditions contained therein.

4. Effective Date of Participation. The effective date of the Participant’s participation in the Plan shall be July 1, 2006 (the “Participation Date”).

5. Normal Retirement Age. The Participant’s Normal Retirement Age for purposes of the Plan and this Participation Agreement is age sixty-five (65).

6. Prohibition Against Funding. Should any investment be acquired in connection with the liabilities assumed under this Plan and Participation Agreement, it is expressly understood and agreed that the Participant and Beneficiaries shall not have any right with respect to, or claim against, such assets, nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Employer and the Participants, their Beneficiaries or any other person. Any such assets shall be and remain a part of the general, unpledged and unrestricted assets of the Employer, subject to the claims of its general creditors. It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes and for purposes of Title I of ERISA. The Participant shall be required to look to the provisions of the Plan and to the Employer itself for enforcement of any and all benefits due under this Participation Agreement, and, to the extent the Participant acquires a right to receive payment under the Plan and this Participation Agreement, such right shall be no greater than the right of any unsecured general creditor of the Employer. The Employer shall be designated the owner and beneficiary of any investment acquired in connection with its obligation under the Plan and this Participation Agreement.

7.	Provisions Related to SERP Benefit.

(a) SERP Benefit. The SERP Benefit for the Participant shall be an annual benefit of fifty thousand dollars ($50,000) paid for the period and on the terms provided herein.

(b) Form of SERP Benefit Payment. Subject to the restrictions of Section 4.3 of the Plan, the annual SERP Benefit shall be paid in a single payment as follows:

(i) if the Participant terminates employment prior to his Normal Retirement Date, the benefit shall be paid within thirty (30) days (and on each of the nineteen subsequent anniversaries of such date) of the earlier of:

(A)	five years following the Participant’s termination date, or

(B)	the date that would have been the Participant’s Normal Retirement Age.

(ii) if the Participant terminates on or after his Normal Retirement Date, the benefit shall be paid within thirty (30) days of the Participant’s termination date and on each of the nineteen subsequent anniversaries of such date.

(c) Post-Retirement Death Benefit. The Participant’s annual SERP Benefit shall be payable for a minimum period of twenty (20) years. In the event that the Participant dies during the minimum twenty (20) year SERP Benefit payment period, the Participant’s Beneficiary, as designated pursuant to this Participation Agreement, will continue to receive a lump sum payment equal to the sum of the remaining payments that would otherwise be payable in annual installments under the Plan.

(d) Pre-Retirement Death Benefit. In the event of Participant’s death prior to Normal Retirement, no benefit shall be payable under this Participation Agreement and the Plan if, at the time of death, a life insurance arrangement between Participant and the Bank (the “Life Insurance Agreement”) is in effect. If a Life Insurance Agreement is not in effect on such date, the Participant’s Beneficiary(ies) shall be entitled to a pre-retirement death benefit equal to the SERP Benefit described in Paragraph 7 of this Agreement. The SERP benefit shall be distributed to the Participant’s Beneficiary(ies) in a lump sum amount as soon as administratively feasible upon notification to the Employer.

(e) Change of Control SERP Benefit. In lieu of the benefit payable under any other provision of this Participation Agreement and the Plan, but subject to the restrictions of Section 4.3 of the Plan, upon the Participant’s termination of employment (other than for Cause or by reason of his death) following a Change of Control, the Participant shall receive the SERP Benefit described in Paragraph 7 of this Agreement in the form of a lump sum payment. Such payment shall be made to Participant (or his beneficiary) not later than thirty (30) days after Participant’s termination date.

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8.	General Provisions

(a) No Assignment. No benefit under the Plan or this Participation Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such action shall be void for all purposes of the Plan or this Participation Agreement. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements, or torts of any person, nor shall it be subject to attachments or other legal process for or against any person, except to such extent as may be required by law.

(b) Headings. The headings contained in the Participation Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of this Plan nor in any way shall they affect this Participation Agreement or the construction of any provision thereof.

(c) Terms. Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

(d) Successors. This Participation Agreement shall be binding upon each of the parties and shall also be binding upon their respective successors and the Employer’s assigns.

(e) Amendments. This Participant Agreement may not be modified or amended, except by a duly executed instrument in writing signed by the Employer and the Participant. The subsequent amendment or termination of the Plan by the Employer shall not affect the Participant’s rights under this Participation Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Participation Agreement to be executed as of the day first above written.

PARTICIPANT	POLONIA BANK

/s/ Paul D. Rutkowski	/s/ Anthony J. Szuszczewicz
Paul D. Rutkowski	By:	Anthony J. Szuszczewicz
	Title:	President and Chief Executive Officer

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EXHIBIT A

POLONIA BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

POLONIA BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I

GENERAL

1.1 PURPOSE OF THE PLAN. The purpose of the Polonia Bank Supplemental Executive Retirement Plan (the “Plan”) is to reward certain management and highly compensated employees of the Employer who have contributed to the Employer’s success and are expected to continue to contribute to such success in the future.

1.2 PLAN BENEFITS GENERALLY. Pursuant to the Plan, the Employer may provide to each Participant a supplemental retirement benefit, subject to the terms and conditions contained in the Plan and the Participant’s individual Participation Agreement.

1.3 EFFECTIVE DATE. The effective date of the Plan is July 1, 2006.

ARTICLE II

DEFINITIONS

ACCRUED SERP BENEFIT means, with respect to each Participant, the amount of liability that should be accrued by the Employer (i.e., determined without regard to whether such liability is actually accrued), under Generally Accepted Accounting Principles (“GAAP”), for the Employer’s obligation to the Executive under this Agreement, by applying Accounting Principles Board Opinion Number 12 (“APB 12”) as amended by Statement of Financial Accounting Standards Number 106 (“FAS 106”).

ADMINISTRATOR means the Board of Directors or a committee of the Board of Directors designated to serve as Administrator.

BENEFICIARY means the person or persons designated by a Participant as his beneficiary in accordance with the provisions of Article V and subject to the Participation Agreement.

BOARD OF DIRECTORS means the Board of Directors of the Employer.

CAUSE shall have the meaning set forth in Section 4.2 of the Plan.

CHANGE OF CONTROL means any of the following events:

i. Merger: Polonia Bancorp (the “Company”) merges into or consolidates with another entity, or merges another corporation into the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation;

ii. Acquisition of Significant Share Ownership: There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities, but this clause (ii) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

iii. Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the members) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

iv. Sale of Assets: The Company sells to a third party all or substantially all of its assets.

Notwithstanding anything in this Plan to the contrary, in no event shall the reorganization of the Bank into the mutual holding company form of organization or the conversion of the Bank to the full stock holding company form of organization (including the elimination of the mutual holding company) constitute a “Change in Control” for purposes of this Plan.

CODE means the Internal Revenue Code of 1986, as amended.

EMPLOYER means Polonia Bank.

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

EXECUTIVE means a management or highly compensated employee of the Employer designated by the Administrator as eligible to participate in the Plan.

NORMAL RETIREMENT means termination of a Participant’s employment with the Employer for any reason other than for Cause after such Participant has reached his Normal Retirement Age.

NORMAL RETIREMENT AGE means the normal retirement age set forth in the Participant’s Participation Agreement.

PARTICIPANT means any Executive who elects to participate in the Plan by entering into a Participation Agreement in accordance herewith.

PARTICIPATION AGREEMENT means a written agreement between the Employer and a Participant, pursuant to which the Employer agrees to make SERP Benefit payments in accordance with the Plan and the Participation Agreement. Each Participation Agreement shall contain such information, terms and conditions as the Administrator, in its discretion, may specify, including, without limitation, the following:

(a)	the effective date of the Participant’s participation in the Plan;

(b)	the Participant’s Normal Retirement Age;

(c)	the SERP Benefits to which the Participant is entitled under the Plan and the form of payment for such benefits (i.e. installments or lump sum);

(d)	the identity of the Participant’s Beneficiary; and

(e)	any other provisions which supplement the terms and conditions contained in the Plan and which are not inconsistent with the terms and conditions of the Plan.

SERP BENEFIT means, with respect to each Participant, an annual cash benefit in the amount determined pursuant to the Participant’s Participation Agreement.

YEARS OF SERVICE shall have the meaning set forth in the Participant’s Participation Agreement.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1 ELIGIBILITY. The Administrator, in its sole discretion, shall from time to time determine those Executive(s) who shall be eligible to participate in the Plan.

3.2 PARTICIPATION. Each Executive who is eligible to participate in the Plan shall enroll in the Plan by entering into a Participation Agreement and completing such other forms and furnishing such other information as the Administrator may request. An Executive’s participation in the Plan shall commence as of the date specified in the Participation Agreement.

ARTICLE IV

BENEFITS

4.1 SERP BENEFIT. Each Participant, subject to the terms and conditions of his Participation Agreement, shall become entitled to receive SERP Benefits in the amounts and for the periods set forth in the executed Participation Agreement.

4.2 NO BENEFITS PAYABLE UPON TERMINATION FOR CAUSE. Notwithstanding anything in this Plan or in any Participation Agreement to the contrary, no benefits shall be payable to any Participant who is terminated from employment with the Employer for Cause. For purposes hereof, a Participant whose employment is terminated for any of the following reasons shall be regarded as having been terminated for Cause:

(a)	personal dishonesty;

(b)	incompetence;

(c)	willful misconduct;

(d)	breach of fiduciary duty involving personal profit;

(e)	intentional failure to perform stated duties;

(f)	willful violation of any law, rule or regulation (other than traffic violations or similar offenses); or

(g)	material breach by Executive of any provision of this Agreement.

4.3 DISTRIBUTIONS TO SPECIFIED EMPLOYEE.

(a)	If any employee is a “Specified Employee,” as defined in subsection (b) below, upon a termination of employment for any reason other than Disability or death, a distribution may not be made before the date which is 6 (six) months after the date of separation from service (or, if earlier, the date of death of the employee).

(b)	A “Specified Employee” means a key employee (as defined in Code Section 416(i) without regard to paragraph (5) thereof) of a corporation any stock in which is publicly traded on an established securities market or otherwise, all within the meaning of Code Section 409A(a)(2)(B)(i).

ARTICLE V

BENEFICIARIES

5.1 BENEFICIARY. For purposes of this section, the Participant’s executed Participation Agreement shall dictate the Participant’s rights and responsibilities regarding the Participant’s Beneficiary(ies).

ARTICLE VI

PLAN ADMINISTRATION

6.1 ADMINISTRATION.

(a)	General. The Plan shall be administered by the Administrator. The Administrator shall have sole and absolute discretion to interpret where necessary all provisions of the Plan and each Participation Agreement (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan, a Participation Agreement, or between the Plan and a Participation Agreement), to determine the rights and status under the Plan of Participants or other persons, to resolve questions or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. The Administrator’s determination of the rights of any Executive or former Executive hereunder shall be final and binding on all persons, subject only to the claims procedures outlined in Article 7 hereof.

(b)	Delegation of Duties. The Administrator may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of benefits payable hereunder, to a named administrator or administrators.

6.2 REGULATIONS. The Administrator may promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the provisions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan. The rules, regulations and interpretations made by the Administrator shall, subject only to the claims procedure outlined in Article 7 hereof, be final and binding on all persons.

6.3 REVOCABILITY OF ADMINISTRATOR/EMPLOYER ACTION. Any action taken by the Administrator with respect to the rights or benefits under the Plan of any Executive or former Executive shall be revocable by the Administrator as to payments not yet made to such person in order to correct any incorrect payment to a Participant or a Beneficiary, and then only to the extent necessary to correct such error. Acceptance of any benefits under the Plan constitutes acceptance of, and agreement to, the Administrator’s making any appropriate adjustments in future payments to such person to correct any previously made overpayment or underpayment.

6.4 AMENDMENT.

(a)	Right to Amend. The Board of Directors, by written instrument, shall have the right to amend the Plan at any time and with respect to any provisions hereof, and all parties hereto or claiming any interest hereunder shall be bound by such amendment; provided, however, that no such amendment shall, without the Participant’s consent, affect or otherwise modify the rights of a Participant under a Participation Agreement in effect prior to the amendment.

(b)	Amendment Required by Law. Notwithstanding the provisions of Section 6.4(a), the Plan may be amended at any time, retroactively if required, if found necessary, in the opinion of the Board of Directors, in order to ensure that the Plan is characterized as a non-tax-qualified plan of deferred supplemental retirement compensation maintained for members of a select group of executives and thus exempt from ERISA and in compliance with all other provisions under the Code, as such provisions relate to the original purpose of this Plan, supplemental retirement income to the Participant(s) and/or other related Plan and Employer objectives.

6.5 TERMINATION. The Board of Directors of the Employer reserves the right, at any time, to terminate the Plan; provided however, that no such termination shall, without the Participant’s consent, affect or otherwise modify the rights of a Participant under a Participation Agreement in effect prior to the effective date of termination. Following termination of the Plan, unless otherwise agreed to by the parties, such Participation Agreement shall remain in effect and shall be construed by the terms of the Plan in effect prior to the termination.

6.6 WITHHOLDING. The Employer shall deduct from any distributions hereunder any taxes or other amounts required by law to be withheld therefrom.

ARTICLE VII

CLAIMS ADMINISTRATION

7.1 GENERAL. If a Participant, Beneficiary or his or her representative is denied all or a portion of an expected Plan benefit for any reason and the Participant, Beneficiary or his or her representative desires to dispute the decision of the Administrator, he/she must file a written notification of his or her claim with the Administrator.

7.2 CLAIMS PROCEDURE. Upon receipt of any written claim for benefits, the Administrator shall be notified and shall give due consideration to the claim presented. If any Participant or Beneficiary claims to be entitled to benefits under the Plan and the Administrator determines that the claim should be denied in whole or in part, the Administrator shall, in writing, notify such claimant within ninety (90) days of receipt of the claim that the claim has been denied. The Administrator may extend the period of time for making a determination with respect to any claim for a period of up to ninety (90) days, provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial ninety (90) day period, of the circumstances requiring the extension of time and the date by which the Administrator expects to render a decision. If the claim is denied to any extent by the Administrator, the Administrator shall furnish the claimant with a written notice setting forth:

(a)	the specific reason or reasons for denial of the claim;

(b)	a specific reference to the Plan provisions on which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	an explanation of the provisions of this Article.

7.3 RIGHT OF APPEAL. A claimant who has a claim denied under Section 7.2 may appeal to the Administrator for reconsideration of that claim. A request for reconsideration under this section must be filed by written notice within sixty (60) days after receipt by the claimant of the notice of denial under Section 7.2.

7.4 REVIEW OF APPEAL. Upon receipt of an appeal the Administrator shall promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Administrator feels such a hearing is necessary. In preparing for this appeal, the claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments. After consideration of the merits of the appeal the Administrator shall issue a written decision which shall be binding on all parties. The decision shall specifically state its reasons and pertinent Plan provisions on which it relies. The Administrator’s decision shall be issued within sixty (60) days after the appeal is filed, except that the Administrator may extend the period of time for making a determination with respect to any claim for a period of up to sixty (60) days, provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial sixty (60) day period, of the circumstances requiring the extension of time and the date by which the Administrator expects to render a decision.

7.5 DESIGNATION. The Administrator may designate any other person of its choosing to make any determination otherwise required under this Article. Any person so designated shall have the same authority and discretion granted to the Administrator hereunder.

7.6 LITIGATION COSTS. If a claimant brings a lawsuit for benefits hereunder, to enforce any right hereunder or for other relief arising out of the terms of the Plan, the costs and expenses of litigation by any party shall be borne by the losing party. The prevailing party shall recover as expenses all reasonable attorney’s fees incurred by it in connection with the proceedings or any appeals therefrom.

ARTICLE VIII

MISCELLANEOUS

8.1 ADMINISTRATOR. The Administrator is expressly empowered to interpret the Plan and to determine all questions arising in the administration, interpretation, and application of the Plan; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to request any information from the Employer it deems necessary to determine whether the Employer would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator. The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, except any breach of duty to the Participants or Beneficiaries. If any individual shall have been delegated the duties or responsibilities as Administrator, such person shall not be liable for any actions by him or her hereunder unless due to his or her own gross negligence or willful misconduct and shall be indemnified and held harmless by the Employer from and against all personal liability to which he or she may be subject by reason of any act done or omitted to be done in his or her official capacity as Administrator in the good faith administration of the Plan, including all expenses reasonably incurred in his or her defense in the event the Employer fails to provide such defense upon request.

8.2 NO ASSIGNMENT. No benefit under the Plan or a Participation Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such action shall be void for all purposes of the Plan or a Participation Agreement. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements, or torts of any person, nor shall it be subject to attachment or other legal process for or against any person.

8.3 NO EMPLOYMENT RIGHTS. Participation in this Plan and execution of a Participation Agreement shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Employer, or give a Participant or Beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted and the Participation Agreement had never been executed.

8.4 INCOMPETENCE. If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another individual for the Participant’s benefit without responsibility of the Administrator to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Employer, the Administrator, and their representatives.

8.5 IDENTITY. If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the Employer or Administrator incident to such proceeding or litigation shall be charged against the SERP Benefit of the affected Participant.

8.6 NO LIABILITY. No liability shall attach to or be incurred by any employee of the Employer or Administrator individually under or by reason of the terms, conditions, and provisions contained in the Plan, or for the acts or decisions taken or made under or in connection with the Plan; and, as a condition precedent to the establishment of this Plan or the receipt of benefits hereunder, or both, such liability, if any, is expressly waived and released by each Participant and by any and all persons claiming benefits under the Plan. Such waiver and release shall be conclusively evidenced by any act or participation in or the acceptance of benefits under this Plan.

8.7 EXPENSES. Except as otherwise provided in the Plan, all expenses incurred in the administration of the Plan shall be paid by the Employer.

8.8 EMPLOYER DETERMINATIONS. Any determinations, actions, or decisions of the Employer (including, but not limited to, Plan amendments and Plan termination) shall be made by the Board of Directors in accordance with its established procedures or by such other individuals, groups, or organizations that have been properly delegated by the Board of Directors to make such determinations or decisions.

8.9 CONSTRUCTION. All questions of interpretation, construction or application arising under or concerning the terms of this Plan and any Participation Agreement shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.

8.10 GOVERNING LAW. To the extent not preempted by federal laws, this Plan shall be governed by, construed and administered under the laws of Pennsylvania.

8.11 SEVERABILITY. Should any provision of the Plan or any Participation Agreement be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions, unless such invalidity shall render impossible or impractical the functioning of the Plan and, in such case, the appropriate parties shall immediately adopt a new provision to take the place of the one held illegal or invalid.

8.12 HEADINGS. The headings contained in the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision thereof.

8.13 TERMS. Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

8.14 OWNERSHIP OF ASSETS; RELATIONSHIP WITH EMPLOYER. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Employer and any Participant or any other person. To the extent that any person acquires a right to receive payments from the Employer under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Employer.

8.15 DEPOSITS IN TRUST. The Employer may, at its sole discretion, establish with a corporate trustee a grantor rabbi trust under which all or a portion of the assets of the Plan are to be held, administered and managed. The trust agreement evidencing the trust shall conform with the terms of Revenue Procedure 92-64 or any successor procedure. The Employer in its sole discretion may make deposits to augment the principal of such trust.

8.16 SECTION 409A COMPLIANCE. The Plan and each Participation Agreement entered into pursuant to this Plan shall be interpreted in accordance with, and shall comply in form and operation with, Section 409A of the Code. Notwithstanding any provision of the Plan or any Participation Agreement to the contrary, the Board of Directors may adopt such amendments to the Plan or Participation Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board of Directors determines are necessary or appropriate to (a) exempt the benefits under the Plan from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the deferral, or (b) comply with the requirements of Section 409A (including, without limitation, any related Department of Treasury guidance).